SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11 or §240.14a-12

Huttig Building Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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Notes:

Reg. §240.14a-101.

SEC 1913 (3-99)

555 Maryville University Dr.

Suite 240

St. Louis, Missouri 63141

March 26, 2004

Dear Huttig Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Huttig Building Products, Inc., to be held at 2:00 p.m., Eastern Daylight Time, on Monday, April 26, 2004 in the Elm Meeting Room of The Westin Stamford Hotel, One First Stamford Place, Stamford, Connecticut.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations and there will be an opportunity for discussion of the Company and its activities. Our 2003 Annual Report accompanies this Proxy Statement.

It is important that your shares be represented at the meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the Internet address or the toll-free telephone number on the proxy card.

Sincerely,

Michael A. Lupo

President and Chief Executive Officer

Huttig Building Products, Inc.

555 Maryville University Dr.

Suite 240

St. Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 26, 2004

March 26, 2004

To the Stockholders of Huttig Building Products, Inc.:

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Stockholders of Huttig Building Products, Inc., will be held in the Elm Meeting Room of The Westin Stamford Hotel, One First Stamford Place, Stamford, Connecticut on Monday, April 26, 2004 at 2:00 p.m., Eastern Daylight Time, for the following purposes:

1.	To elect three directors to serve for three-year terms until the Annual Meeting of Stockholders in 2007 and until their successors are duly elected and qualified;

2.	To consider and act upon a proposal to approve the selection of KPMG LLP as independent auditors for the Company for 2004; and

3.	To transact such other business as may properly come before the meeting in connection with the foregoing or otherwise.

The Board of Directors has fixed the close of business on February 26, 2004 as the record date for the purpose of determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of such stockholders will be open to the examination of any stockholder during regular business hours for a period of ten days prior to the meeting at the offices of Crane Co., 100 First Stamford Place, Stamford, CT 06902.

In order to assure a quorum, it is important that stockholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope, or use the Internet address or toll-free telephone number set forth on the enclosed proxy card to vote their shares. Any stockholder attending the meeting may vote in person even if that stockholder has previously returned a proxy.

By Order of the Board of Directors,

Nick H. Varsam

Secretary

IF YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, WE REQUEST THAT YOU WRITE FOR YOUR CARD OF ADMISSION TO THE SECRETARY, 555 MARYVILLE UNIVERSITY DR., SUITE 240, ST. LOUIS, MISSOURI 63141.

HUTTIG BUILDING PRODUCTS, INC.

555 Maryville University Dr.

Suite 240

St. Louis, Missouri 63141

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 26, 2004

The Board of Directors of Huttig Building Products, Inc. (the “Company”) is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders to be held in the Elm Meeting Room of The Westin Stamford Hotel, One First Stamford Place, Stamford, Connecticut, on Monday, April 26, 2004, at 2:00 p.m., Eastern Daylight Time, and at any adjournment or postponement thereof. The enclosed proxy, when properly executed and received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions thereon. If no directions are indicated, the proxy will be voted FOR each nominee for election as a director and FOR the proposal to approve the selection of KPMG LLP as independent auditors for the Company for 2004. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto in accordance with the discretion of the person or persons holding such proxy. Stockholders may revoke proxies at any time prior to the voting of the proxy by providing written notice to the Company, by submitting a new proxy or by voting in person at the meeting.

Stockholders of record may vote their proxy by using the toll-free number listed on the proxy card or by voting via the Internet as alternatives to using the written form of proxy. The telephone voting and Internet voting procedures are designed to authenticate votes cast by use of a Personal Identification Number. The procedures allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any stockholder of record interested in voting by telephone or the Internet are set forth on the enclosed proxy card. If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from that firm. The availability of telephone or Internet voting will depend on that firm’s voting processes. Proxies voted by telephone or the Internet may be revoked as described above.

If you participate in the Huttig Building Products, Inc. Savings and Profit Sharing Plan, the Crane Co. Savings and Investment Plan or Crane Co.’s Unidynamics Employee Savings & Investment Plan (collectively, the “401(k) Plans”), you will receive one proxy for each 401(k) Plan with respect to all of your shares of Huttig stock registered in the same name. If your accounts are not registered in the same name, you will receive a separate proxy with respect to each registered name for which you have accounts. Shares of Huttig common stock held in each 401(k) Plan will be voted by The Prudential Investment Company of America, as trustee of each 401(k) Plan, as directed by Plan participants. Participants in the 401(k) Plans should indicate their voting instructions for each action to be taken under the Huttig proxy. All voting instructions from the 401(k) Plans’ participants will be kept confidential. If a participant fails to sign or to return the enclosed proxy/voting instruction card, the Huttig shares allocated to such participant will be voted in accordance with the pro rata vote of the participants in the applicable 401(k) Plan who did provide instructions.

The first date on which this proxy statement and the enclosed proxy card are being sent to the Company’s stockholders entitled to notice of and to vote at the Annual Meeting is on or about March 26, 2004.

Outstanding Shares and Required Votes

As of the close of business on February 26, 2004, the record date for determining stockholders entitled to notice of and to vote at the meeting, the Company had issued and outstanding 19,435,701 shares of common stock, par value $0.01 per share. Each share of common stock is entitled to one vote on each matter to be voted on at the meeting. The presence in person or by proxy at the meeting of stockholders entitled to cast at least a majority of the votes that all holders of shares of common stock are entitled to cast will constitute a quorum for the transaction of business at the meeting. Abstentions may be specified as to all proposals to be brought before the meeting other than the election of directors. Under the rules of the New York Stock Exchange, Inc., brokers holding shares for customers have authority to vote on certain matters even if they have not received instructions from the beneficial owners, but do not have such authority as to certain other matters (so-called “broker non-votes”). The NYSE has advised the Company that member firms of the NYSE may vote without specific instructions from beneficial owners on the election of directors and the approval of auditors. Abstentions and broker non-votes are counted as present or represented for purposes of determining whether a quorum is present at the meeting.

Directors will be elected by a plurality of the votes cast by holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Votes may be cast in favor of a director nominee or withheld, and the three persons receiving the highest number of favorable votes will be elected as directors of the Company. Broker non-votes, abstentions and shares whose votes are withheld will not affect the outcome of the election of directors. Approval of the selection of auditors requires the affirmative vote of a majority of votes cast by holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions and broker non-votes will not be counted as votes cast for or against that proposal and, accordingly, will not be taken into consideration in determining whether or not that proposal has been approved.

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of eight members divided into three classes with three-year terms of office ending in three different years. At the 2004 Annual Meeting, three directors are to be elected to hold office until the 2007 Annual Meeting and until their successors are elected and qualified. The enclosed proxy will be voted for election of the three director nominees of the 2007 class named in the following table, unless a stockholder indicates that a vote should be withheld with respect to one or more of such nominees. The election of all three nominees has been proposed by the Nominating and Governance Committee and recommended by the Board of Directors. Each of the nominees has consented to being named in this Proxy Statement and has indicated his willingness to serve if elected. If any nominee shall, prior to the meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such nominee, if any, as may be recommended by the Board of Directors.

The age, position with the Company, period of service as a director of the Company, business experience during the past five years and directorships in other public companies of each of the nominees for election and of each of those directors whose terms will continue are set forth below:

Nominees for Director to be Elected for Terms to Expire in 2007

E. THAYER BIGELOW, JR.

Age 62; Director since October 1999. Managing Partner, Bigelow Media, LLC, New York, NY (investment in media and entertainment companies), since September 2000. Senior Advisor, Time Warner Inc., New York, NY (media and entertainment), from October 1998 to September 2000. Other directorships: Adelphia Communications Corp., Crane Co., Lord Abbett & Co. Mutual Funds (42 funds).

RICHARD S. FORTÉ

Age 59; Director since October 1999. Retired. Chairman, Forté Cashmere Company LLC, South Natick, MA (importer and manufacturer) from January 2002 to March 2004. President, Dawson Forté Cashmere Company (importer), from January 1997 to December 2001. Other directorships: Crane Co.

GRANT W. BRUCE

Age 56; Director since October 2002. Senior Vice President, Chief Financial Officer and Director of RMC Industries Corporation, Atlanta, GA (concrete products, aggregates and cement producer) for more than the past five years.

Directors Whose Terms Expire in 2005

ALAN S. J. DURANT

Age 66; Director since February 2000. Retired. President and Director, RMC Industries Corporation, from 1993 to October 2002. Executive Director, RMC Group p.l.c., from October 1999 to October 2002.

R. S. EVANS

Age 60; Director since 1972. Chairman of the Board of Directors of the Company. Chairman and, until April 2001, Chief Executive Officer of Crane Co. (diversified manufacturer of engineered industrial products). Other directorships: Crane Co., HBD Industries, Inc.

Directors Whose Terms Expire in 2006

DORSEY R. GARDNER

Age 61; Director since October 1999. President, Kelso Management Company, Inc., Boston, MA (investment management), and General Partner, Hollybank Investments, L.P. and Thistle Investments, L.P., Miami, FL (private investment funds), for more than the past five years. Other directorships: Crane Co.

MICHAEL A. LUPO

Age 71; Director since December 2002 and President and Chief Executive Officer since March 2003. Chairman and Chief Executive Officer of MEDX, Inc., Chicago, IL (supplier of cameras, parts and service used in nuclear medicine), from February 1999 to March 2003.

DELBERT H. TANNER

Age 52; Director since January 2001. President and Chief Executive Officer, RMC Industries Corporation since June 2002. Chief Operating Officer and Executive Vice President, from February 2002 to June 2002, and Senior Vice President, from July 1998 to February 2002, RMC Industries Corporation.

Pursuant to a Registration Rights Agreement entered into by the Company and The Rugby Group Ltd., formerly The Rugby Group p.l.c. (“Rugby Group”), dated as of December 16, 1999 and as amended as of August 20, 2001, so long as the common stock owned by Rugby Group and received in the December 1999 sale of its U.S. building products business to the Company constitutes at least 30%, 20% and 10% of the outstanding common stock, Rugby Group is entitled to designate for nomination by the Board of Directors three, two or one directors, respectively. If shares of common stock beneficially owned by Rugby Group and its affiliates in the aggregate at any time would constitute less than 30% of the Company’s outstanding stock solely as a result of Rugby Group’s sale of shares to the Company in August 2001, Rugby Group will continue to have the right to nominate three directors so long as the common stock received in the December 1999 transaction and held by Rugby Group and its affiliates in the aggregate constitutes at least Rugby Group’s new ownership percentage after giving effect to the Company’s repurchase of these shares, as this percentage may increase from time to time as a result of the Company’s repurchase of common stock. So long as the Huttig common stock owned by Rugby Group and received in the Exchange constitutes 10% or more of the Company’s outstanding common stock, Rugby Group is required to be present at all meetings of the Company’s stockholders and to vote its shares of common stock in favor of the Board’s nominees for election to the Board of Directors. The Crane Fund, one of the Company’s principal stockholders, also agreed with Rugby Group that, so long as the common stock owned by Rugby Group and received in the Exchange constitutes 10% or more of the Company’s outstanding common stock, the Crane Fund would be present at all meetings of the Company’s stockholders and vote its shares of common stock for the nominees designated by Rugby Group as provided in the Registration Rights Agreement.

Based on information as of February 26, 2004, Rugby Group beneficially owned 29.6% of the Company’s common stock. RMC Group, p.l.c., a public limited company organized under the laws of England and Wales, now owns 100% of the outstanding capital stock of Rugby Group. Messrs. Bruce, Durant and Tanner are Rugby Group’s designees to the Board of Directors. Mr. Bruce is Rugby Group’s designated nominee for election as a director for a term expiring in 2007. See “Certain Relationships and Related Transactions” on page 23 of this Proxy Statement.

Board Independence

The Board of Directors has affirmatively determined that each of the Company’s directors and nominees for director other than Mr. Lupo, who serves as President and Chief Executive Officer of the Company, has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, and is independent within the meaning of the Company’s director independence standards, which reflect exactly the NYSE’s director independence standards as currently in effect. In reaching its determination, the Board considered the status of Messrs. Bruce, Durant and Tanner as designees of Rugby Group, the Company’s principal stockholder, none of whom are officers or directors of Rugby Group or RMC Group, p.l.c., which owns 100% of the outstanding capital stock of Rugby Group. The Board also considered the NYSE’s view that ownership of even a significant amount of stock, by itself, does not bar an independence finding, and concluded that such directors’ status as designees of Rugby Group was not a relationship that caused such directors not to exercise independent judgment in carrying out their responsibilities. However, the Board accepted the resignation of Mr. Bruce from the Audit Committee effective as of January 27, 2004, after considering the additional requirements of independence of members of the Company’s Audit Committee under the provisions of Section 301 of the Sarbanes-Oxley Act of 2002 and the SEC rules promulgated thereunder.

Board Structure and Committee Composition

As of the date of this proxy statement, the Board of Directors has eight directors and the following four standing committees: (1) Executive, (2) Audit, (3) Management Organization and Compensation, and (4) Nominating and Governance. The Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained, did not formally meet in 2003. Each of the other committees operates under a written charter adopted by the Board of Directors. All of the committee charters are available on the Company’s website at www.huttig.com/corporate_governance.asp. Copies are also available in print upon request to the Company addressed to the Corporate Secretary at 555 Maryville University Dr., Suite 240, St. Louis, MO 63141.

The memberships of Board committees during 2003 were, and as of the mailing date of this proxy statement are, as follows: Executive Committee: R. S. Evans (Chairman), A. S. J. Durant and M. A. Lupo (since April 2003); Audit Committee: D. R. Gardner (Chairman since March 2003), E. T. Bigelow, Jr., R. S. Forté, G. W. Bruce (resigned from the committee effective January 2004), and M. A. Lupo (resigned from the committee and as Chairman of the committee in March 2003 to serve as President and Chief Executive Officer); Management Organization and Compensation Committee: E. T. Bigelow, Jr. (Chairman), A. S. J. Durant, D. R. Gardner, D. H. Tanner (since April 2003) and M. A. Lupo (resigned from the committee in March 2003); Nominating and Governance Committee: R. S. Evans (Chairman), E. T. Bigelow, Jr., A. S. J. Durant and R. S. Forté.

During 2003, the Board of Directors held nine meetings (two of which were held by telephone conference), the Audit Committee held ten meetings (four of which were held by conference telephone to review quarterly financial information), and each of the Management Organization and Compensation, and Nominating and Governance Committees held three meetings. One of the Board meetings included an executive session without management present, and R. S. Evans, Chairman of the Board, presided at such session. Each director attended over 75% of the total number of meetings of the Board of Directors and the committees on which he served that were held during his period of service.

It is the Company’s policy that each director attend the Annual Meeting of Stockholders. All of our directors attended the 2003 Annual Meeting.

Audit Committee

The Audit Committee is the Board’s principal agent in fulfilling legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company. Each of the members of the Committee qualifies as “independent” under the provisions of Section 10A of the Securities Exchange Act of 1934 and the rules of the SEC promulgated thereunder, as well as the NYSE’s independence rules relating to audit committees, and meets the financial literacy and expertise requirements of the NYSE. Although no one member of the Audit Committee appears to meet all of the requirements of an “audit committee financial expert” as defined in regulations of the SEC under the Sarbanes-Oxley Act of 2002, the Board of Directors believes that the members of the Audit Committee collectively possess the required attributes concerning the understanding of generally accepted accounting principles and financial statements, the application of such principles in connection with accounting for estimates, accruals and reserves, the understanding of internal controls and procedures for financial reporting and the understanding of audit committee functions.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement confirming the absence of any relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent auditors any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors’ independence. The committee also received a report on the quality control procedures of the independent auditors as well as the most recent peer review conducted under guidelines of the American Institute of Certified Public Accountants. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing, and results of the internal audit examinations. The committee reviewed with the independent auditors and the internal auditors their audit plan and audit scope and the independent auditors’ examination of the financial statements. The Audit Committee has the authority to select, evaluate and, where appropriate, replace the independent auditors or to nominate the independent auditors to be proposed for stockholder approval. The Audit Committee also is responsible for reviewing compliance with the Company’s Code of Business Conduct and Ethics policy, and for administering and enforcing the Company’s accounting and auditing complaint procedures adopted in accordance with Section 301 of the Sarbanes-Oxley Act of 2002.

The report of the Audit Committee is included on page 8 of this proxy statement. In March 2004, the Audit Committee also approved the engagement of KPMG LLP as the Company’s independent auditors for 2004. See “Approval of the Selection of Auditors” beginning on page 25 of this proxy statement.

Management Organization and Compensation Committee

The Management Organization and Compensation Committee’s duties include coordinating the annual evaluation of the Chief Executive Officer, recommending to the Board of Directors all actions regarding compensation of the Chief Executive Officer, review of the compensation of other officers and key employees, review of director compensation, administration of the EVA Incentive Compensation Plan, 1999 Stock Incentive Plan, and 2001 Stock Incentive Plan, review and approval of significant changes or additions to the compensation policies and practices of the Company, and review of management development and succession planning policies. Each of the members of the Management Organization and Compensation Committee meets the independence requirements of the NYSE’s corporate governance listing standards.

The report of the Management Organization and Compensation Committee on executive compensation is included in this proxy statement beginning on page 14.

Nominating and Governance Committee

The Nominating and Governance Committee’s duties include developing criteria for selection of and identifying potential candidates for service as directors of the Company, administering policies regarding tenure of service and retirement for members of the Board of Directors, and responsibility and oversight of corporate governance matters, including evaluation of the Board of Directors and its committees. Each of the members of the Nominating and Governance Committee meets the independence requirements of the NYSE’s corporate governance listing standards.

Director Qualifications and Nominating Procedures

The Company’s Corporate Governance Guidelines provide that the Board should generally have from seven to ten directors, a substantial majority of whom must qualify as independent directors under the listing standards of the NYSE. Criteria for Board membership take into account skills, expertise, integrity, diversity and other qualities that are expected to enhance the Board’s ability to manage and direct the business and affairs of the Company. In general, nominees for director should have an understanding of the workings of large business organizations such as the Company and senior level executive experience, as well as the ability to make independent, analytical judgments, the ability to be an effective communicator, and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. A director who serves as the Company’s Chief Executive Officer should not serve on more than two public company boards in addition to the Board, and other directors should not sit on more than four public company boards in addition to the Board. The members of the Audit Committee should not serve on more than two other audit committees of public companies.

The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for director nominees to sustain and enhance the composition of the Board with the appropriate balance of knowledge, experience, skills, expertise and diversity. In this process, the committee will consider potential candidates proposed by other members of the Board, by management or by stockholders, and the committee has the sole authority to retain a search firm to assist in this process, at the expense of the Company. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the committee, a stockholder must submit the recommendation in writing and must supply the following information:

•	the name, age and business address of the proposed candidate;

•	the proposed candidate’s resume or a listing of his or her qualifications to be a director of the Company;

•	a description of what would make such person a good addition to the Board;

•	a description of any relationships that could affect such person’s qualifying as an independent director, including identifying all other public company board and committee memberships;

•	a confirmation of such person’s willingness to serve as a director if selected by the Nominating and Governance Committee and nominated by the Board;

•	the name of the stockholder submitting the name of the proposed candidate, together with information as to the number of shares owned and the length of time of ownership; and

•	any information about the proposed candidate that would, under the federal proxy rules, be required to be included in the Company’s proxy statement if such person were a nominee, including, without limitation, the number of shares of Company common stock beneficially owned by such candidate.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the committee, as an initial matter, may collect and review publicly available information regarding the person to assess whether the person should be considered further. Thereafter, if the committee determines that the candidate has potential, a more in-depth consideration would be undertaken. Generally, if the person expresses a willingness to be considered and to serve on the Board and the Committee believes that the candidate has the potential to be a good candidate, the committee would seek to gather information from or about the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and, as appropriate, conduct one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

In addition to the Nominating and Governance Committee’s process for considering candidates for director nominees described above, the Company’s By-Laws also permit stockholders to nominate any person for election as a director at an annual stockholders meeting. A stockholder who intends to nominate such a person must notify the Secretary of the Company in writing not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. If an annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, a stockholder’s notice must be received by the Company not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In addition to the information that must be supplied for candidates submitted for consideration by the Nominating and Governance Committee as described above, the notice must also set forth, as to the stockholder providing such notice, the following information:

•	the name and record address of such stockholder;

•	the number of shares of common stock beneficially owned by such stockholder;

•	a description of any arrangement between such stockholder and each of his or her nominees and any other persons, including their names, pursuant to which the nominations are made by such stockholder

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate his or her nominees and

•	any other information required to be disclosed in solicitations for proxies for elections of directors under the federal securities laws.

Any stockholder nominations for next year’s annual meeting, together with the information described above, must be sent to the Corporate Secretary at 555 Maryville University Dr., Suite 240, St. Louis, Missouri 63141. In order to allow for timely consideration and inclusion in the Company’s proxy statement and form of proxy for the 2005 Annual Meeting of Stockholders such information must be received by the Corporate Secretary no later than November 26, 2004. See “Miscellaneous—Next Annual Meeting; Stockholder Proposals” on page 27 of this proxy statement.

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Company “c/o Corporate Secretary” at 555 Maryville University Dr., Suite 240, St. Louis, Missouri 63141. To communicate with any of our directors electronically, stockholders should use the following email address: nvarsam@huttig.com.

The office of the Corporate Secretary will open all communications received as set forth in the preceding paragraph for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or email is addressed.

Compensation of Directors

Directors who are also employees of the Company receive no compensation for serving on the Board. During 2003, the standard retainer payable to each non-employee director, other than Mr. Evans, was $15,000 per year. Mr. Evans received an annual fee of $100,000 for his services as Chairman. Non-employee directors also receive $1,000 for each board meeting attended.

The chairman of the Audit Committee receives a $10,000 annual fee and the chairmen of the Management Organization and Compensation Committee and the Nominating and Governance Committee receive a $3,000 annual fee. Non-chair members of the Audit Committee also receive a $1,500 annual fee. Non-employee members of the Executive Committee receive an annual retainer of $2,000. Members of committees receive $1,000 for each committee meeting attended.

The Company reimburses its directors for reasonable expenses incurred in attending board and committee meetings.

Each of Messrs. Bruce, Durant and Tanner have agreed with Rugby Group to transfer to Rugby Group all compensation payable to them for services as a non-employee director of the Company.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2003 audited by Deloitte & Touche LLP, the Company’s independent auditors. The Audit Committee has discussed with Deloitte & Touche LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380.) The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with Deloitte & Touche LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

This report is not to be deemed “soliciting material” or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that this report be treated as “soliciting material” or specifically incorporates it by reference into a document filed with the Securities and Exchange Commission.

Submitted by:

The Audit Committee of the

Board of Directors of Huttig Building Products, Inc.

D. R. Gardner—Chairman

E. T. Bigelow, Jr.

R. S. Forté

Executive Officers

Huttig’s executive officers as of March 26, 2004 and their respective ages and positions are set forth below:

Name	Age	Position
Michael A. Lupo	71	President and Chief Executive Officer
Hank J. Krey	57	Vice President and Chief Information Officer
Carl A. Liliequist	50	Vice President, Sales and Operations
Thomas S. McHugh	39	Vice President, Finance, Chief Financial Officer and Treasurer
Nick H. Varsam	42	Vice President, General Counsel and Corporate Secretary
Jon P. Vrabely	39	Vice President, Product Management and Builder Resource

Set forth below are the positions held with the company and the principal occupations and employment during the past five years of Huttig’s executive officers.

Michael A. Lupo was appointed to the Board of Directors in December 2002 and named President and Chief Executive Officer in April 2003. Mr. Lupo served as interim President and Chief Executive Officer from March 2003 to April 2003. Mr. Lupo retired from his position as Executive Vice President and Chief Financial Officer of ABTco Ltd., a manufacturer and distributor of specialty building products in September 1997. Since then, Mr. Lupo has served as an executive consultant, including senior management roles, for companies in a variety of industries, including building products manufacturing and distribution, diagnostic imaging, laser technology and electrical contracting, including as the Chairman and Chief Executive Officer of MEDX, Inc., a supplier of cameras, parts and service used in nuclear medicine, from February 1999 to March 2003.

Hank J. Krey was named Vice President and Chief Information Officer in August 2003. From January 2001 to June 2003, Mr. Krey was Vice President of Information Systems for Aurora Foods, Inc., a food manufacturer based in St. Louis. From April 1994 to January 2001, Mr. Krey was the Vice President and Director of Information Systems for Ralcorp Holdings, Inc., a St. Louis based food manufacturer and leading producer of private label products.

Carl A. Liliequist has served as Vice President, Sales and Operations since March 2003. From October 2001 to March 2003, Mr. Liliequist served as a Regional Sales Manager of the Company. From 1998 to September 2001, he was a Regional Vice President of the Company.

Thomas S. McHugh was named Vice President, Finance and Chief Financial Officer in January 2002. Mr. McHugh served as Corporate Controller from May 2000, when he joined Huttig, to January 2002, and as Treasurer since April 2001. From 1993 until joining the Company, Mr. McHugh worked at XTRA Corporation, an international lessor of transportation equipment, most recently as Corporate Controller.

Nick H. Varsam has served as Vice President, General Counsel and Corporate Secretary since May 2001. From January 1999 to May 2001, Mr. Varsam was a partner with Bryan Cave LLP, a leading international law firm based in St. Louis, where he focused on securities matters and mergers and acquisitions.

Jon P. Vrabely was named Vice President, Product Management in September 2003 and has also served as the Company’s Vice President, Builder Resource since October 2002. From January 2001 to October 2002, Mr. Vrabely served as Director and Senior General Manager of Builder Resource. From July 1999 to December 2000, Mr. Vrabely served as General Manager of the Company’s Auburn, Washington facility. Prior to joining Huttig in July 1999, Mr. Vrabely held several management positions with WESCO Distribution, an international distributor of electrical supplies and apparatus.

BENEFICIAL OWNERSHIP OF COMMON STOCK

BY DIRECTORS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned, directly or indirectly, by the Company’s directors and nominees for director, the executive officers named in the Summary Compensation Table and all of the Company’s directors and executive officers as a group, as of February 26, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the Company’s securities. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them.

	Unrestricted Shares Owned(1)		Shares in Company 401(k)Plan	Shares of Restricted Stock Owned(2)	Shares Underlying Exercisable Options(3)	Total Shares Beneficially Owned(4)		Percent of Shares Outstanding
Non-Employee Directors:
R. S. Evans	457,518	(5)	—	—	100,000	557,518		2.9%
E. Thayer Bigelow, Jr.	8,692	(6)	—	—	20,000	28,692		*
Grant W. Bruce	—		—	—	—	—		—
Alan S. J. Durant	3,000		—	—	—	3,000		*
Richard S. Forté	8,902		—	—	20,000	28,902		*
Dorsey R. Gardner	4,987		—	—	20,000	24,987		*
Delbert H. Tanner	—		—	—	—	—		—
Named Executive Officers:
Michael A. Lupo	2,000		1,382	—	—	3,382	(7)	*
Carl A. Liliequist	10,646		6,268	—	68,400	85,314	(8)	*
Nick H. Varsam	2,666		3,354	3,334	48,000	57,354	(9)	*
Thomas S. McHugh	7,200		4,302	10,000	58,500	80,002		*
Jon Vrabely	8,333		4,618	16,667	—	29,618	(10)	*
Barry J. Kulpa(11)	189,984		6,122	—	486,000	682,106		3.4%
Directors and executive officers as a group (13 persons)	513,944		20,474	30,001	334,900	899,319		4.5%

*	Represents holdings of less than 1%.
(1)	Includes previously restricted shares, the restrictions on which have lapsed.
(2)	Includes shares issued under the Company’s stock plans that have not vested as of February 26, 2004. These shares are subject to forfeiture if the employee’s service with the Company is terminated prior to vesting.
(3)	Includes shares underlying options granted by the Board of Directors to certain non-employee directors and shares underlying options granted to employees under the Company’s 1999 Stock Incentive Plan and Amended and Restated 2001 Stock Incentive Plan, which options are exercisable within 60 days of February 26, 2004, in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.
(4)	Attached to each share of common stock is a preferred share purchase right to acquire one one-hundredth of a share of the Company’s Series A Junior Participating Preferred Stock, par value $.01 per share, which preferred share purchase rights are not currently exercisable.
(5)	Does not include 107 shares owned by Mr. Evans’ spouse, the beneficial ownership of which is expressly disclaimed by Mr. Evans.
(6)	Does not include 99 shares owned by Mr. Bigelow’s spouse, the beneficial ownership of which is expressly disclaimed by Mr. Bigelow.
(7)	Excludes 588.31 phantom shares invested in the Huttig Stock Fund under the Company’s Deferred Compensation Plan, calculated as of February 26, 2004.
(8)	Excludes 77.67 phantom shares invested in the Huttig Stock Fund under the Company’s Deferred Compensation Plan, calculated as of February 26, 2004.
(9)	Excludes 496.77 phantom shares invested in the Huttig Stock Fund under the Company’s Deferred Compensation Plan, calculated as of February 26, 2004.
(10)	Excludes 276.57 phantom shares invested in the Huttig Stock Fund under the Company’s Deferred Compensation Plan, calculated as of February 26, 2004.
(11)	Mr. Kulpa resigned as President and Chief Executive Officer and as a director of the Company effective March 5, 2003, and his holdings presented in the table are to the best of the Company’s knowledge. As a result of his resignation, Mr. Kulpa forfeited 169,049 shares of restricted stock, which were not vested as of the date of his resignation from the Company. See “Employment Contracts and Severance and Change of Control Arrangements” beginning on page 18 below.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table sets forth the ownership of common stock by each person known by the Company to beneficially own more than 5% of the common stock based on the number of shares of common stock outstanding as of February 26, 2004. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
RMC Group p.l.c.	5,755,940(2)	29.6%
RMC House Coldharbour Lane Thorpe, Egham, Surrey TW20 8TD United Kingdom

The Baupost Group, L.L.C. 10 St. James Avenue Suite 2000 Boston, MA 02116	1,754,600(3)	9.0%

The Crane Fund(4)
100 First Stamford Place
Stamford, CT 06902	1,728,537	8.9%

(1)	Attached to each share of common stock is a preferred share purchase right to acquire one one-hundredth of a share of the Company’s Series A Junior Participating Preferred Stock, par value $.01 per share, which preferred share purchase rights are not currently exercisable.
(2)	According to a Statement on Schedule 13D/A filed by RMC Group on August 23, 2001, as of that date RMC Group owned 100% of the outstanding shares of Rugby Group, which is the direct beneficial owner of these shares.
(3)	This information is based solely on a Statement on Schedule 13G/A filed by The Baupost Group, L.L.C. on February 12, 2004.
(4)	The Crane Fund is a charitable trust managed by trustees appointed by the board of directors of Crane Co. The incumbent trustees are: G. A. Dickoff, A. I. DuPont, E.M. Kopczick and M. L. Raithel, all of whom are executive officers of Crane. Pursuant to the trust instrument, the shares held by the trust shall be voted by the trustees as directed by the board of directors of Crane, the distribution of the income of the trust for its charitable purposes is subject to the control of the board of directors of Crane and the shares may be sold by the trustees only upon the direction of the board of directors of Crane. Messrs. Evans, Bigelow, Forté and Gardner are directors of Crane. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.

EXECUTIVE COMPENSATION

Summary Compensation Table

Shown below is information concerning the annual and long-term compensation for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2003, 2002 and 2001 for Michael A. Lupo, the Company’s Chief Executive Officer since March 2003, the other four most highly compensated individuals who served as executive officers of the Company at December 31, 2003 and Barry J. Kulpa, the Company’s former Chief Executive Officer (collectively, the “named executive officers”).

	Annual Compensation						Long Term Compensation
Name and Principal Position	Year	Salary($)		Bonus ($)(1)		Other Annual Compensation($)	Restricted Stock Award($)(2)	Securities Underlying Options/ SARS(#)(3)	LTIP Payouts($)	All Other Compensation($)(4)
Michael A. Lupo	2003	427,500	(5)	449,376		—	—	400,000	—	23,695
President and	—	—		—		—	—	—	—	—
Chief Executive Officer	—	—		—		—	—	—	—	—
Carl A. Liliequist	2003	190,356		265,014		—	—	100,000	—	7,316
Vice President—Sales and	2002	157,500		—		—	—	—	—	6,000
Operations	2001	157,500		77,261		—	—	29,400	—	6,247
Nick H. Varsam	2003	191,250		155,891		—	13,500	—	—	6,209
Vice President—	2002	170,000		—		—	—	34,000	—	6,176
General Counsel	2001	109,821		50,000	(6)	—	—	30,000	—	2,249
Thomas S. McHugh	2003	189,792		155,891		—	40,500	—	—	6,002
Vice President—Finance,	2002	164,042		—		—	—	40,000	—	5,802
Chief Financial Officer(7)	2001	138,208		45,336		—	—	13,500	—	3,436
Jon P. Vrabely	2003	175,000		155,891		—	67,500	—	—	2,299
Vice President—Product	2002	135,000		5,000		—	—	—	—	4,303
Management/Builder Resource	2001	127,708		37,824		—	—	—	—	4,559
Barry J. Kulpa	2003	105,000		—		—	202,500	—	—	325,376	(10)
Former President and	2002	420,000		109,811	(9)	—	176,250	110,000	—	8,884
Chief Executive Officer(8)	2001	400,000		36,560		—	131,250	140,000	—	7,182

(1)	Represents amounts earned by the named executive officers under the Company’s EVA Incentive Compensation Plan, except as otherwise noted. See the section captioned “Short and Medium-Term Executive Compensation” in the Report on Executive Compensation by the Management Organization and Compensation Committee of the Company beginning on page . Amounts reported include the annual cash payout, if any, after allocation of the EVA award earned for that year and, for 2002 and 2001 only, for executives who elected to receive 50% of their EVA award in the form of restricted shares, the value of shares awarded for that year, based on the closing sales price per share of the Company’s common stock on the New York Stock Exchange on the date the shares were awarded. After giving effect to such cash payouts and allocations of positive EVA awards for 2003, the named executive officers have credited to their cash accounts under the EVA plan the following dollar amounts, which are subject to increase or decrease in future years: Mr. Lupo, $224,688; Mr. Liliequist, $155,506; Mr. Varsam $77,945; Mr. McHugh $77,945; and Mr. Vrabely $83,080. Mr. Kulpa’s cash account balance was eliminated upon termination of his employment in accordance with the terms of the plan.
(2)	Reflects the value of shares of restricted stock granted to such individuals under the Company’s 1999 Stock Incentive Plan and Amended and Restated 2001 Stock Incentive Plan, based on the closing sales price per share of the Company’s common stock on the New York Stock Exchange on the date of grant. Upon termination of his employment, Mr. Kulpa forfeited 169,049 shares of restricted stock that had not vested as of the date of termination.
(3)	Options reported for 2001 reflect grants under the Company’s 1999 Stock Incentive Plan, and options reported for 2002 and 2003 reflect grants under the Company’s Amended and Restated 2001 Stock Incentive Plan.
(4)	Amounts include Huttig’s matching contribution for eligible employees under Huttig’s 401(k) plan and Deferred Compensation Plan, and premiums for life insurance.
(5)	Includes $112,500 in compensation at a rate of $75,000 per month received while serving as interim President and Chief Executive Officer of the Company from March 2003 through April 2003.
(6)	Represents a signing bonus awarded in accordance with his terms of employment. Of such amount, $35,000 was paid to Mr. Varsam and $15,000 was credited to his cash account under the EVA plan and eliminated after allocation of a negative EVA award in 2002.
(7)	Prior to his appointment as Chief Financial Officer in January 2002, Mr. McHugh did not participate in the EVA plan.

(8)	Mr. Kulpa resigned as President and Chief Executive Officer and as a director of the Company effective March 5, 2003. See “Employment Contracts and Severance and Change of Control Arrangements” beginning on page 18 below.
(9)	Earned as of June 2002 and paid in July 2002 to the individual as a special bonus.
(10)	Of such amount, $315,000 represents severance payments in accordance with Mr. Kulpa’s resignation agreement. See “Employment Contracts and Severance and Change of Control Arrangements,” beginning on page 18 below.

Option Grants In Last Fiscal Year

Shown below is information on each grant to the named executive officers of options to purchase shares of common stock pursuant to the Amended and Restated 2001 Stock Incentive Plan during the year ended December 31, 2003.

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price $/Share(1)	Expiration Date	Grant Date Present Value($)(2)
Michael A. Lupo	400,000	65.8%	$2.30	4/28/13	$412,920
Carl A. Liliequist	100,000	16.8%	$2.98	8/05/13	$138,670
Nick H. Varsam	—	—%	$—		$—
Thomas S. McHugh	—	—%	$—		$—
Jon P. Vrabely	—	—%	$—		$—
Barry J. Kulpa	—	—%	$—		$—

(1)	Exercise price represents the average of the high and low sales prices of the Company’s common stock on the New York Stock Exchange—Composite Transactions Tape the respective date(s) of grant (April 28, 2003 for Mr. Lupo, and August 5, 2003 for Mr. Liliequist). Options vest 50% on the first anniversary of the date of grant, 25% on the second anniversary and the remaining 25% on the third anniversary.
(2)	The amounts shown were calculated using a Black-Scholes option pricing model and do not reflect the actual value of the option awards at any time. The estimated values assume a risk-free rate of return of 2.8% based upon the five-year Treasury Bill rate, a standard deviation of stock return of 50%, a dividend payout ratio of 0% and an option duration of 5 years. The standard deviation of stock return represents a statistical measure intended to reflect the anticipated fluctuation of price movements over the life of the option. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, and so the value realized by an executive may be more or less than the value estimated by the Black-Scholes model.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

The information set forth in the following table relates to options to purchase common stock that were exercised by the named executive officers in 2003 and the value of unexercised options held as of December 31, 2003.

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised in-the-Money Options at Fiscal Year-End($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael A. Lupo	—	—	—	400,000	$—	$280,000
Carl A. Liliequist	—	—	61,050	107,350	$—	$2,000
Nick H. Varsam	—	—	39,500	24,500	$—	$—
Thomas S. McHugh	—	—	45,125	23,375	$—	$—
Jon P. Vrabely	—	—	—	—	$—	$—
Barry J. Kulpa	—	—	486,000	—	$—	$—

(1)	Based on a share price of $3.00, which was the closing sales price per share of the Company’s common stock on the New York Stock Exchange on December 31, 2003.

Report on Executive Compensation by the Management Organization and Compensation Committee of the Company

The Management Organization and Compensation Committee of the Board of Directors of the Company believes that the Company’s compensation program is designed to attract and retain talented executives whose interests are aligned with the Company’s stockholders and who are motivated to contribute to the Company’s long-term financial success. The Company provides its executives with competitive base pay as well as the opportunity to earn significant compensation if the Company’s financial performance significantly exceeds prior year results. The Committee periodically reviews independent compensation surveys as guidelines to determine competitive pay practices. Independent compensation consultants have also summarized the survey data. The surveys typically compare the compensation practices of U.S.-based public companies of similar size to the Company, some of which are also in the Company’s industry. These companies include those in the Company’s peer group set forth in the Stock Performance Graph included as part of the Company’s Proxy Statement for the 2004 Annual Meeting. In reviewing the survey data, the Committee focused on the median, along with the 25th and 75th percentiles, of market data on base salary, total cash (salary plus target bonus) and total direct (salary plus target bonus plus expected value of long-term incentives) compensation.

The Committee maintains a three-pronged approach to executive officer and key employee compensation: competitive base salaries; short and medium-term cash and equity incentive compensation linked to measurable changes in stockholder value; and long-term incentive compensation utilizing awards of stock options and restricted stock, the ultimate value of which is linked to increases in stockholder returns, primarily through increases in the price of the Company’s common stock. Each of these components represents a portion of each executive officer’s total compensation package. The appropriate mix of compensation for each individual, however, may differ based on the nature and level of the individual’s responsibilities. For example, for individuals who have primarily business unit or sales related responsibilities, incentive, or “at-risk,” compensation may represent a greater portion of their total compensation commensurate with their ability to influence directly key performance measures, such as sales and operating profit.

Base Salaries

At the beginning of each year, the Committee reviews the base salaries of each executive officer and assesses salary levels based on the individual’s responsibilities and competitive salary data. The Chief Executive Officer typically presents his recommendations as to salary adjustments for the executive officers and his other direct reports to the Committee at that time. One of the named executive officers received a salary increase in March 2003 to reflect his promotion. Two other named executive officers received competitive market increases of 21.2% and 17.6%, respectively, in April 2003. Based on the Committee’s review of executive salaries of the named executive officers, including the former Chief Executive Officer, whose employment terminated in March 2003, and the current Chief Executive Officer, base salaries in 2003 for the named executive officers, excluding the promotion-based increase, increased an average of 19.2% over 2002. All of the base salaries of the Company’s executive officers are at levels that, in the view of the Committee, are appropriate for executives of a public corporation of the Company’s size and industry category.

Short and Medium-Term Incentive Compensation

The Company’s short and medium-term incentive compensation program is based on the principle of economic value added (“EVA”) over a three-year rolling horizon. EVA1 is defined as the difference between the return on total capital invested in the business (measured as net operating profit after tax, divided by total capital employed) and the cost of capital, multiplied by total capital employed. The Committee believes that, compared to other common performance measures such as return on capital, return on equity, growth in earnings per share and growth in cash flow, EVA has the highest correlation with the Company’s overall financial performance and

[1]	EVA is a registered trademark of Stern, Stewart & Co.

the creation of long-term stockholder value. In January of each year, the Committee also reassesses both the strengths and weaknesses of EVA-based compensation as part of its consideration of all executive compensation and performance measures for the coming year.

All of the Company’s executive officers and certain other key employees participate in the Company’s EVA Incentive Compensation Plan, which the Committee administers. The EVA plan provides for positive and negative awards and increases or decreases in EVA generated during the year, both absolutely and as compared to the prior year. The key elements of the EVA formula are the Company’s cost of capital, cash tax rate, return on capital, amount of capital employed, net operating profit after taxes and the prior year’s EVA. Thus, the EVA formula requires the executive to focus on improvement in the Company’s balance sheet as well as its income statement. At the beginning of each year, the Committee approves a weighted average cost of capital for use in the EVA formula.

The Company’s EVA is calculated based on year-end results and, together with the increase or decrease in EVA compared to the prior year, is used to determine the total potential award pool available for the named executive officers, including the Chief Executive Officer, and certain other key employees. The size of an executive officer’s potential EVA award is based on a percentage of the total pool assigned to each officer at the beginning of the year, which percentages the Committee reviews annually based upon recommendations of the Chief Executive Officer. Awards under the EVA plan are generally uncapped to provide maximum incentive to create value; however, an executive’s award in any given year may be negative when EVA generated during that year is less than the prior year. There is a $2 million limit on the annual award of any participant who is subject to Section 162(m) of the Internal Revenue Code.

Prior to 2004, the EVA plan provided that a positive EVA award would be credited to a participant’s cash sub-account and, if the participant so elected at the beginning of the year, stock sub-account under the plan. Participants would receive a cash payment equal to a predetermined percentage, generally 33 1/3%, of their cash sub-account after crediting of the EVA award for each year. Any payout was reduced by the value of any shares of restricted stock that were awarded in prior years and first became vested and distributable in the year in which the annual cash payout was determined and made. The remaining portion would be credited to their plan sub-accounts and carried forward to future years. Negative EVA awards would reduce participants’ cash sub-accounts in proportion to their elections to receive cash or cash and stock and could result in participants having negative cash sub-accounts. As a result, participants with a negative aggregate account balance generally received no cash incentive compensation payments until subsequent positive EVA awards resulted in a positive cash sub-account balance. Each year, the Company would credit interest on positive cash sub-account balances at an appropriate money market rate. The payout structure for 2003 awards was to be based on target bonuses (expressed as a percentage of annual salary for each participant) so that, for 2003, any positive EVA award would first be credited against the participant’s negative cash sub-account, then would fund a payout of the target bonus plus one-third of any remaining amount in excess of the target payout. The remaining two-thirds would be credited to the participant’s cash sub-account balance, which would be carried forward to future years.

During late 2003 and early 2004, the Committee considered whether the EVA payout structure provided incentives commensurate with current year achievements for participants, particularly those with existing negative bank balances under the plan. The Committee also compared the impact of the payout structure on participants with median payouts as a percentage of salary for comparable positions at other peer group companies. After a series of meetings, the Committee recommended, and the Board approved, the following amendments to the EVA plan:

(i)	The stock features of the plan, including stock sub-accounts and participant elections to receive 50% of awards in stock, were eliminated;

(ii)	Existing negative bank balances were eliminated (two named executive officers had negative bank balances as of December 31, 2003);

(iii)	Negative EVA awards will reduce bank balances dollar-for-dollar to a minimum of zero (i.e., no negative bank balances will exist);

(iv)	One half (50%) of current year earned EVA awards will be paid to participants, with the remaining 50% deferred in two equal installments payable in each of the next two consecutive years, subject to reduction in the event of negative EVA awards for each of those two years.

The Committee made no changes to other plan provisions, including the definition or calculation of EVA or the procedures for determining the EVA pool.

The Committee believes that the EVA plan, as amended, provides its executive officers and key employees with tangible and significant short and medium-term performance incentives. The bank account concept, with the deferred payout at risk, continues to give the plan a longer term perspective than annual cash bonus programs and provides participants with ownership incentives as their accounts build or decline. Although the plan is formula driven, the Committee retains discretion to review and adjust its impact on individuals for reasonableness and to insure that participants continue to be properly incentivized.

In January 2004, the Committee determined and approved EVA awards for 2003 totaling $1,273,856 for the named executive officers and certain other key employees. In determining the total EVA bonus pool available for such persons, the Committee took into consideration a number of events that occurred, including business decisions made, prior to Mr. Lupo becoming the Chief Executive Officer and assembling his new management team, and the associated impact of these events on the Company’s 2003 results. The Committee also adjusted Mr. Lupo’s bonus award using a period of determination of April 1, 2003 through December 31, 2003, which the Committee considered the relevant period of assessing Mr. Lupo’s performance after his becoming President and Chief Executive Officer in March 2003. Had the Committee not made any of these adjustments, the total EVA bonus pool would have been $307,900.

Long-Term Incentive Compensation

The Committee believes that executive officers approach their responsibilities more like owners of the Company as their holdings of and potential to own the Company’s common stock increase. All of the Company’s executive officers have been granted and are eligible to receive stock options or restricted stock awards under the Company’s 1999 Stock Incentive Plan and Amended and Restated 2001 Stock Incentive Plan. As of February 26, 2004, directors and executive officers as a group beneficially owned 4.6% of the Company’s outstanding common stock. This excludes options to purchase 486,000 shares of common stock held by the former Chief Executive Officer, which were vested at the date of termination of his employment and are exercisable until June 29, 2005, in accordance with his resignation agreement.

In January 2003, the Committee determined the equity-based awards for its executive officers and certain other key employees, other than the Chief Executive Officer, based on recommendations by the Chief Executive Officer, an objective and subjective assessment of the Company’s and the individual’s performance for 2002, competitive compensation practices and the number of shares issued to or reserved for issuance under outstanding options to executive officers and key employees. The Committee concluded that the Company was approaching the upper limit of the percentage of shares issued or issuable to management that was generally acceptable in the market and accordingly decided to issue shares of restricted stock, in lieu of stock options, to the named executive officers. The Committee recommended to the Board of Directors, and the Board approved, awards of restricted common stock totaling 185,000 shares of common stock to the named executive officers, including 75,000 shares to the former Chief Executive Officer, which shares were canceled upon termination of his employment. The Committee determined the number of restricted shares granted in 2003 was necessary to provide executives and key employees with appropriate incentives for retention and long-term future performance and were determined after considering the value of equity incentive compensation awarded in prior years to the named executive officers in the form of stock options, based on the Black-Scholes valuation model.

In August 2003, the Board of Directors approved grants to two executive officers, one of whom is a named executive officer, of options to purchase an aggregate of 125,000 shares of common stock at an exercise price of $2.98 per share, the fair market value (as determined under the 2001 Stock Incentive Plan) of the common stock on the date of grant. The Board approved grants of options, as opposed to restricted shares, after considering the availability of an additional 571,392 shares of common stock that became available for issuance after the termination of employment of the former Chief Executive Officer and certain other executive officers in 2003.

Compensation for the Chief Executive Officer

Upon the resignation of the Company’s former President and Chief Executive Officer on March 5, 2003, the Board of Directors appointed Michael A. Lupo as interim President and Chief Executive Officer while it conducted a search for a permanent replacement for Mr. Kulpa. In April, the Board approved the terms of, and the Company entered into, an employment agreement dated May 1, 2003, with Mr. Lupo. Pursuant to this agreement, Mr. Lupo agreed to continue to serve as the Company’s President and Chief Executive Officer for a term of two years at an annual base salary of $500,000, which the Board may adjust from to time, reimbursement of local living expenses of no more than $50,000 per year and the use of a Company-provided automobile. Mr. Lupo also received options to purchase 400,000 shares of common stock at an exercise price of $2.30 per share, which was the average of the high and low sales prices of the common stock on the New York Stock Exchange on April 28, 2003, the date of grant. The Board-approved terms of Mr. Lupo’s compensation also included severance benefits in the event of a change of control of the Company, although the Company has not yet entered into a formal change of control agreement with Mr. Lupo.

Notwithstanding the terms of the EVA plan, Mr. Lupo is entitled under his agreement to receive a distribution of the entire balance of his EVA plan account each year and a pro rata allocation to his EVA plan account for all partial EVA plan years during the term of his agreement. None of his bonus awards under the EVA plan may be forfeited except if the Company terminates his employment for cause. In determining Mr. Lupo’s bonus award under the EVA plan for 2003, the Committee took into consideration the fact that Mr. Lupo was serving in his capacity as President and Chief Executive Officer only since March 6, 2003. The Committee recommended to the Board, and the Board approved, an adjustment to the bonus award for Mr. Lupo that took into account the Company’s EVA calculated based on financial results for the last nine months of 2003, together with the increase or decrease in EVA during the comparable period in 2002. Notwithstanding his right to receive a full distribution of his EVA plan account, Mr. Lupo agreed to defer 50% of his 2003 EVA award consistent with the terms of the plan.

Barry J. Kulpa served as the Company’s President and Chief Executive Officer from October 1997 until March 5, 2003, when he resigned. Mr. Kulpa’s base salary and incentive compensation in 2003 was determined, in part, in the same manner as described above for all executive officers of the Company. In addition to competitive pay factors, the Committee also based its recommendations to the Board of Directors for the Chief Executive Officer’s compensation for 2003 on several financial and operating factors and criteria. After consideration of the foregoing factors, the Committee recommended that the Chief Executive Officer’s base salary remain unchanged.

In January 2003, Mr. Kulpa was awarded 75,000 restricted shares of common stock of the Company. The amount of this grant was determined on the same basis as was used to determine option grants in 2002, with the number of shares determined based on the equivalent value using the Black-Scholes valuation model. All of these shares were forfeited upon his resignation from the Company.

Section 162(m) of the Internal Revenue Code

In 1993, Congress adopted the Omnibus Budget Revenue Reconciliation Act of 1993, certain provisions of which (Section 162(m) of the Internal Revenue Code) for tax years beginning after December 31, 1993 limit to $1 million per employee the deductibility of compensation paid to the executive officers required to be listed in the Company’s proxy statement unless the compensation meets certain specific requirements. The EVA Incentive Compensation Plan is intended to constitute a performance-based plan meeting the criteria for continued deductibility set out in the applicable regulations. In addition, the Company believes that all stock options granted to date under the Company’s stock incentive plans will meet the requirements of Section 162(m) for deductibility. The shares of time-based restricted stock granted to date would not satisfy the performance-based criteria of Section 162(m), and, accordingly, compensation expense in respect of income recognized by the executive officer upon lapse of the restrictions would not be deductible to the extent that such income, together with all other compensation in such year that did not satisfy the criteria of Section 162(m), exceeded $1 million. As a matter of policy, the Committee intends to develop and administer compensation programs that will maintain deductibility under Section 162(m) for all executive compensation, except in the limited circumstance when the materiality of the deduction is in the judgment of the Committee significantly outweighed by the incentive value of the compensation.

Submitted by:

The Management Organization and Compensation Committee

of the Board of Directors of Huttig Building Products, Inc.

E. T. Bigelow, Jr.—Chairman

A. S. J. Durant

D. R. Gardner

D. H. Tanner

Retirement Benefits

The Company does not sponsor a defined benefit pension plan for salaried employees.

Employment Contracts and Severance and Change of Control Arrangements

Employment Contracts with Executive Officers

Michael A. Lupo, a director of the Company since December 2002, was appointed interim President and Chief Executive Officer of the Company in March 2003 and, as such, received compensation of $75,000 per month plus reasonable expenses. In April 2003, the Board of Directors approved the terms of, and the Company entered into, an employment agreement dated May 1, 2003, with Mr. Lupo. Pursuant to this agreement, Mr. Lupo agreed to continue to serve as the Company’s President and Chief Executive Officer for a term of two years at an annual base salary of $500,000, which the Board may adjust from to time, reimbursement of local living expenses of no more than $50,000 per year and the use of a Company-provided automobile. Mr. Lupo also received options to purchase 400,000 shares of common stock at an exercise price of $2.30 per share, which was the average of the high and low sales prices of the common stock on the New York Stock Exchange on April 28, 2003, the date of grant. Under Mr. Lupo’s employment agreement, in the event that Mr. Lupo is terminated without cause, following a change in control or in the event of certain bankruptcy proceedings, within ten days of such a termination, the Company must pay to Mr. Lupo a fixed amount equal to one hundred percent of the base salary due him for the balance of the of the employment agreement and will be responsible for the unexpired portion of any executory automobile or other leases entered into by the Company or Mr. Lupo in connection with his employment agreement. In January 2004, the Board approved the extension of the term of Mr. Lupo’s employment agreement to December 31, 2005.

Notwithstanding the terms of the EVA plan, Mr. Lupo is entitled under his agreement to receive a distribution of the entire balance of his EVA plan account each year and a pro rata allocation to his EVA plan account for all partial EVA plan years during the term of his agreement. None of his bonus awards under the EVA plan may be forfeited except if the Company terminates his employment for cause. In determining Mr. Lupo’s bonus award under the EVA plan for 2003, the Committee took into consideration the fact that Mr. Lupo was serving in his capacity as President and Chief Executive Officer only since March 6, 2003. The

Committee recommended to the Board, and the Board approved, an adjustment to the bonus award for Mr. Lupo that took into account the Company’s EVA calculated based on financial results for the last nine months of 2003, together with the increase or decrease in EVA during the comparable period in 2002. Notwithstanding his right to receive a full distribution of his EVA plan account, Mr. Lupo agreed to defer 50% of his 2003 EVA award, consistent with the terms of the plan.

Carl A. Liliequist, the Company’s Vice President—Sales and Operations, has an employment agreement with the Company that provides for his continued employment unless and until the agreement is terminated (i) by the Company giving to Mr. Liliequist not less than 12 months’ prior written notice, (ii) by Mr. Liliequist giving to the Company not less than one month’s prior written notice, (iii) without notice on Mr. Liliequist’ 65th birthday, (iv) by the Company or Mr. Liliequist upon one month’s prior written notice to the other upon Mr. Liliequist’ permanent disability or (v) by the Company without notice if Mr. Liliequist (A) commits fraudulent or dishonest acts, gross negligence, or disloyalty in connection with his employment, or is convicted of a criminal act involving dishonesty (whether or not such conviction is related to his employment), (B) violates the agreement and does not cure the violation within 30 days after the receipt of written notice by the Company or (C) dies. The Company has the right to treat a notice of termination given by Mr. Liliequist pursuant to clause (ii), above, as effective at any time after the giving of such notice. The agreement specifies Mr. Liliequist’ applicable annual base salary and provides that he is entitled to participate in the Company’s EVA Plan in accordance with the terms of that plan. The agreement also provides for the use of a Company automobile or the payment of an allowance intended to reimburse Mr. Liliequist for the expenses of his personal automobile. The agreement provides generally for the reimbursement of expenses and the participation in the Company’s customary benefits plans. If notice of termination of the agreement is given pursuant to clause (i) or (ii), above, the Company will continue to pay Mr. Liliequist his salary and provide all fringe benefits from the date such notice is provided up through the effective date of the termination. However, in the event that the agreement is terminated as described under clause (i), above, if Mr. Liliequist breaches the agreement during the period when such severance benefits are being paid, the Company will immediately upon such breach cease to be obligated to provide such severance benefits. If the Company exercises its right to treat a notice under clause (ii), above, as immediately effective, Mr. Liliequist will be entitled to no severance payments or benefits. Mr. Liliequist is obligated to use his best efforts during any applicable severance period to find other employment and severance payments will be offset by any compensation he receives from such other employment or could have received with reasonable efforts. The agreement (i) prohibits Mr. Liliequist from engaging in other business activities during his employment without the prior written consent of the Company, (ii) requires him to maintain in confidence all confidential information concerning the Company and (iii) contains customary non-solicitation, no-hire and non-compete provisions that continue for one year after his employment is terminated.

Management Changes and Terms of Separation

On March 5, 2003, Barry J. Kulpa resigned his employment as the Company’s President and Chief Executive Officer and a member of the Company’s Board of Directors. On that date, the Company entered into a resignation agreement with Mr. Kulpa entitling him to receive (i) payment in full of any accrued but unpaid salary and payment for any accrued vacation, (ii) reimbursement for any previously unreimbursed Huttig-related business expenses, (iii) severance pay in the form of salary continuation, at a rate equal to his current base salary of $420,000 per year, during the period from March 5, 2003 through March 31, 2005, (iv) continued participation through March 31, 2005 (or, if earlier, until Mr. Kulpa commences other employment) in the Company’s health, life and disability insurance plans, with Huttig paying the portion of the plan costs that it would have paid if Mr. Kulpa had continued as an employee, (v) all of his compensation and benefits, to the extent accrued and vested through March 5, 2003, under the Company’s benefit plans and programs, (vi) continued use of a company-leased car through March 31, 2005, and (vii) the right to exercise his stock options that were vested as of March 5, 2003 until June 29, 2005. As of March 5, 2003, Mr. Kulpa held vested options to purchase 486,000 shares at exercise prices ranging from $4.29 to $5.875 per share. Mr. Kulpa forfeited the second of two installments of a special bonus approved by the Company’s Management Organization and Compensation Committee, which bonus payment was conditioned on Mr. Kulpa’s continued employment as of June 1, 2003.

The resignation agreement also contains a general release by Mr. Kulpa of all claims against the Company and its related parties. Mr. Kulpa is obligated under the agreement to refrain from disclosing the Company’s confidential information, to consult with the Company through March 31, 2005 if requested to do so and to cooperate with the Company in any litigation or other legal proceedings. The agreement provides that Mr. Kulpa shall not disparage the Company or its officers or directors or take any action that a reasonable person would expect to impair the goodwill, business reputation or good name of any of them.

The resignation agreement also terminated Mr. Kulpa’s Employment/Severance Agreement with the Company dated as of October 18, 1999. Prior to its termination, that agreement had provided for payments of salary, incentive compensation and benefits in the event of a change of control.

Change of Control Arrangements

The Company has an agreement with each of Carl A. Liliequist, Vice President, Sales and Operations, Thomas S. McHugh, Vice President, Finance and Chief Financial Officer, Nick H. Varsam, Vice President, General Counsel and Corporate Secretary, and Jon P. Vrabely, Vice President, Product Management and Builder Resource, with obligations of the Company that arise in the event of a change of control. Each agreement is for a three-year period but is automatically renewed annually for a new three-year period unless the Company gives notice that the period will not be extended.

Each of these change of control agreements provides for the applicable employee’s employment by the Company and continuation of the employee’s then current base salary, incentive compensation and benefits for three years (and longer, if the agreement is extended) following a change of control of the Company. Under each agreement, a “change of control” generally includes:

(i)	the acquisition, other than from the Company, of beneficial ownership of 50% (20% in the case of Mr. Liliequist’s agreement) or more of the then outstanding shares of the Company’s common stock of the Company but excluding acquisitions by

(a)	the Company or any of its subsidiaries;
(b)	The Rugby Group Ltd. or any of its direct transferees;
(c)	any employee benefit plan (or related trust) of the Company or its subsidiaries; or
(d)	any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by substantially the same individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership immediately prior to such acquisition; or

(ii)	individuals who constitute the incumbent board (including those on the board at the date of the agreement and those whose election or nomination was approved by at least a majority of the then incumbent board) cease for any reason to constitute at least a majority of the board, but excluding from any “incumbent board” any such individual whose initial assumption of office is in connection with an actual or threatened election contest; or

(iii)	approval by the stockholders of the Company of a reorganization, merger or consolidation with respect to which substantially the same persons who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such transaction, or a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

Under each agreement, after a change of control, if the employee’s employment is terminated by the Company without cause or by him with “Good Reason” (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the previous year’s bonus or the average bonus paid in the previous three years, two times the sum of his annual salary and the average of the last three years’ bonuses, and all accrued deferred compensation and vacation pay. Employee benefits, medical coverage and other welfare benefits also continue until the end of the three-year period. “Good Reason” under the agreement is defined as:

(i)	any failure by the Company to comply with any of the compensation and benefits obligations under the agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is promptly remedied by the Company;

(ii)	any purported termination by the Company of the employee’s employment otherwise than as expressly permitted by the agreement; or

(iii)	any failure by the Company to require a successor to assume the Company’s obligations under the agreement.

If the Company’s tax counsel determines that any economic benefit or payment or distribution by the Company to the employee pursuant to the agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will reduce the aggregate payments due to the employee under the agreement and any other agreement, plan or program of the Company to an amount that is one dollar less than the maximum amount allowable without becoming subject to the excise tax.

The named executive officers and other key employees of the Company own shares of restricted stock or options to purchase the Company’s common stock granted under the Company’s 1999 Stock Incentive Plan and Amended and Restated 2001 Stock Incentive Plan. Under the terms of these plans and the agreements evidencing these grants, in the event of a “Change of Control” of the Company, the restrictions on the employee’s restricted stock will lapse. Similarly, if an employee’s employment is terminated following a “Change of Control” of the Company, all of the employee’s stock options will become immediately fully exercisable and may be exercised for a period of 90 days following termination. The term “Change of Control” is defined in the Plan. It is a complicated definition and cannot be described completely here, but it generally occurs if (i) the Company’s stock has been acquired as the result of a tender or exchange offer by an unrelated party, (ii) at least 20% of the outstanding stock of the Company has been acquired by a person or company that is not related to the Company, (iii) the Company has merged into another company and the Company’s stockholders do not continue to own more than 50% of the common stock of the company that survives the merger, (iv) the Company is liquidated or dissolved, (v) substantially all of the Company’s assets are sold to a person or company that is not related to the Company, or (vi) a majority of the Company’s Board of Directors changes without approval by the incumbent Board. Under the terms of these plans, the Management Organization and Compensation Committee also has the authority to accelerate the vesting of options granted.

Indemnification Agreements

The Company has entered into indemnification agreements with the non-employee directors of the Company. These agreements require the Company to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances thereof), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against such person arising out of the fact that he was a director, officer, employee, trustee, agent or fiduciary of the Company or was serving as such for another entity at the Company’s request, and to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack of insurance coverage.

Stock Performance Graph

The graph below compares cumulative total stockholder returns for the Company for the preceding three fiscal years with the S&P 500 Stock Index and that of a peer group made up of other building material and industrial products distributors.(1) The graph assumes the investment of $100 at the commencement of the measurement period with dividends reinvested. The historical information set forth below is not necessarily indicative of future stock performance.

(1)	The peer group includes the following companies: Hughes Supply Inc., Q.E.P. Co., Watsco Inc., Building Materials Holding Corporation.

Comparison of Four Year Cumulative Total Return

Among Huttig Building Products, the S&P 500 Stock Index

and the Company’s Peer Group Index

	Huttig Building Products	S&P 500	Peer Group Index
12/99	100.00	100.00	100.00
12/00	97.06	92.91	90.33
12/01	143.53	80.79	135.85
12/02	67.06	61.92	139.30
12/03	70.59	78.25	219.31

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of the forms furnished to the Company or written representations of certain persons, and other than as set forth below, each director, officer and beneficial owner of 10% of the outstanding shares of the Company timely filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 for fiscal 2003.

Messrs. T. S. McHugh and N. H. Varsam and former executive officers B. J. Kulpa and J. M. Mullin each filed a late Form 4 to report a grant of restricted stock in January 2003. Mr. J. P. Vrabely and former executive officer J. M. Watt each filed a late Form 3 to report their becoming executive officers and Section 16(a) reporting persons in April 2003. Mr. M. A. Lupo filed a late Form 4 to report a grant of stock options in April 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 6, 1999, the Company and Crane Co. entered into a Distribution Agreement (the “Distribution Agreement”) that provided for the actions required to effect the Distribution and the allocation of assets and liabilities between the Company and Crane. On December 16, 1999, in connection with the consummation of the Distribution, the Company and Crane entered into an agreement (the “Tax Allocation Agreement”) relating to the allocation of liabilities and obligations with respect to taxes and an agreement (the “Employee Matters Agreement”) relating to the allocation of liabilities and obligations with respect to employee benefit plans and compensation arrangements. Messrs. Evans, Bigelow, Forté and Gardner serve as directors of the Company and also as directors of Crane.

The Distribution Agreement provides generally that after the Distribution, all assets and liabilities of the Company and its business will be vested solely in the Company, and that Crane will have no interest in those assets and will have no obligations with respect to those liabilities. The Distribution Agreement requires the Company to indemnify Crane for certain losses suffered by Crane, including, without limitation, losses that relate to the Company’s business (whether those losses relate to the period prior to or after Distribution) or arise as the result of the Company’s breach of any agreement or covenant made to Crane in the Distribution Agreement, the Tax Allocation Agreement or the Employee Matters Agreement. Crane is similarly obligated to indemnify the Company for certain losses suffered by the Company, including, without limitation, losses that relate to the businesses of Crane (whether those losses relate to the period prior to or after the Distribution) or arise as the result of Crane’s breach of any agreement or covenant made to the Company in the Distribution Agreement, the Tax Allocation Agreement or the Employee Matters Agreement.

Under the Tax Allocation Agreement, the Company is responsible for any taxes imposed on Crane that would not have been payable but for the breach by the Company of any representation, warranty or obligation under the Tax Allocation Agreement, the tax ruling request or the Distribution Agreement. These representations, warranties and obligations relate to the Company’s continuing satisfaction of certain statutory and judicial requirements necessary for the Distribution to be tax-free to the Company, Crane and its stockholders. In particular, the Company has represented generally that (1) during the two-year period following the Distribution, the Company will not enter into any transaction or make any change in its equity structure that may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire Company stock representing a 50% or greater equity interest in the Company, (2) it will not repurchase outstanding Company common stock after the Distribution representing 20% or more of the outstanding Company common stock, and (3) following the Distribution, it will continue the active conduct of its businesses. The Company has also agreed with Crane that it will not take any of the actions described in (1) or (2) above prior to December 16, 2001 without Crane’s prior written consent.

At the closing of the Company’s purchase of the U.S. residential building products business of The Rugby Group Ltd. (“Rugby”) in December 1999, the Company entered into a Registration Rights Agreement with Rugby. Pursuant to this agreement, the Company granted Rugby rights to cause the Company to register for sale the shares of common stock issued to Rugby in exchange for the stock of Rugby USA, Inc., the parent of Rugby Building Products, Inc. Pursuant to the Registration Rights Agreement, so long as the shares of common stock owned by Rugby and received in the December 1999 transaction constitute at least 30%, 20%, or 10%, respectively, of the Company’s outstanding common stock, Rugby has the right to designate for nomination by the Board of Directors of the Company three, two and one director(s), respectively. So long as the Huttig common stock owned by Rugby and received in the Exchange constitutes 10% or more of the Company’s outstanding common stock, Rugby is required to be present at all meetings of the Company’s stockholders and to vote its shares of common stock in favor of the Board’s nominees for election to the Board of Directors. On the date of the Exchange Agreement between the Company and Rugby, the Crane Fund, one of the Company’s principal stockholders, agreed with Rugby that, so long as the common stock owned by Rugby and received in the Exchange constitutes 10% or more of the Company’s outstanding common stock, the Crane Fund would be present at all meetings of the Company’s stockholders and vote its shares of common stock for the nominees designated by Rugby as provided in the Registration Rights Agreement.

As part of the Company’s former $15 million stock repurchase program, on August 20, 2001, the Company purchased 790,484 shares of its common stock from Rugby for a cash purchase price of $4,735,000, or a per share price of $5.99, the closing sales price of the Company’s common stock on the New York Stock Exchange on the date of purchase. Pursuant to their repurchase agreement, Rugby and the Company agreed that, if solely as a result of Rugby’s sale of these shares to the Company shares of common stock beneficially owned by Rugby and its affiliates in the aggregate at any time would constitute less than 30% of the Company’s outstanding stock, the Registration Rights Agreement would be deemed to be amended so that Rugby would maintain its right to designate for nomination three directors to be elected to the Board. As a result, Rugby will continue to have the right to nominate three directors so long as the common stock received in the exchange transaction and held by Rugby and its affiliates in the aggregate constitutes at least Rugby’s new ownership percentage after giving effect to the Company’s repurchase of these shares, as this percentage may increase from time to time as a result of the Company’s repurchase of common stock pursuant to its stock repurchase program. Under this program, which expired in August 2002, and under the Company’s most recent stock repurchase program, which expired in October 2002, the Company repurchased 1,392,447 shares of common stock. Based on information as of February 26, 2004, Rugby beneficially owns 29.6% of the Company’s outstanding common stock.

In April 2002, the Company filed a lawsuit in the Supreme Court of the state of New York against The Rugby Group Ltd. and Rugby IPD Corp., a subsidiary of Rugby, alleging that they breached their contractual obligations to indemnify and defend the Company against asbestos-related liabilities and claims arising out of the business that was acquired in 1994 by Rugby Building Products, Inc. The Company acquired Rugby Building Products, Inc., a distributor of building materials, in December 1999, when it acquired the stock of its parent, Rugby USA, Inc., from Rugby. In its lawsuit, the Company seeks to recover sums it has spent to defend and, with respect to one lawsuit, settle its asbestos lawsuits, as well as a declaratory judgment that Rugby Group and Rugby IPD indemnify and defend the Company for these lawsuits and any similarly situated claims that may be asserted against the Company in the future. Rugby Group has denied any obligation to defend or indemnify the Company for any of these cases. There can be no assurance at this time that Huttig will recover any of its costs related to past or future asbestos-related claims from insurance carriers or from The Rugby Group or Rugby IPD Corp. or that such costs will not have a material adverse effect on Huttig’s business or financial condition.

Messrs. Bruce, Durant and Tanner are directors of the Company designated by Rugby. Mr. Bruce is Rugby’s designated nominee for election as a director for a term expiring in 2007. See “Election of Directors.” The Registration Rights Agreement and the letter agreement providing for the Company’s repurchase of shares of common stock from Rugby and the amendment of the Registration Rights Agreement were the result of arms’ length negotiations with Rugby.

On March 5, 2003, Barry J. Kulpa resigned his employment as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors and entered into a resignation agreement with the Company. See “Employment Contracts and Severance and Change of Control Arrangements—Management Changes and Terms of Separation” on page 18 of this proxy statement.

Michael A. Lupo, a director of the Company since December 2002, was appointed as interim President and Chief Executive Officer of the Company on March 5, 2003 while a search for a new Chief Executive Officer was then being conducted. While serving in these positions, Mr. Lupo received compensation of $112,500 at a rate of $75,000 per month plus reasonable expenses. In April 2003, he was appointed President and Chief Executive Officer and entered into an employment agreement with the Company. See “Employment Contracts and Severance and Change of Control Arrangements” beginning on page 18 of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Management Organization and Compensation Committee is or has ever been an officer or employee of the Company and no executive officer of the Company has served as a director or member of a compensation committee of another company of which any member of the Board of Directors is an executive officer.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed for the years ended December 31, 2003 and 2002 by the Company’s principal accounting firm during those years.

	2003	2002
Audit Fees(1)	$270,809	$304,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	64,927	288,277
All Other Fees(4)	17,000	17,000

Total Fees	$352,736	$609,277

(1)	Audit services consisted of: (a) the audit of the Company’s annual financial statements; (b) reviews of the Company’s quarterly financial statements; and (c) statutory and regulatory audits, consents and other services related to SEC matters.
(2)	Audit-related services consisted of: (a) Sarbanes-Oxley Act, Section 404 advisory services; and (b) financial accounting and reporting consultations.
(3)	Fees for tax compliance services totaled $52,177 and $23,084 in 2003 and 2002, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings. Fees for tax planning and advice services totaled $12,750 and $265,193 in 2003 and 2002, respectively.
(4)	Fees for all other services billed consisted of fees for software licenses.

The Audit Committee approved a policy regarding services by the Company’s independent auditors effective August 5, 2003. Under this policy, the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. With respect to non-prohibited services to be provided by the independent auditors, the policy requires that a budget for such services be prepared by management and approved by the Audit Committee at the beginning of each fiscal year, and any expenditure outside of the budget or within the approved budget but in excess of $25,000 must also be approved by the Committee in advance. Pursuant to this policy, the Committee approved the proposed fees for the audit and other services to be provided by the independent auditors in 2004.

APPROVAL OF THE SELECTION OF AUDITORS

The Audit Committee has appointed, and the Board of Directors proposes and recommends that the stockholders approve the selection of, the firm of KPMG LLP as independent auditors for the Company for fiscal 2004. Deloitte & Touche LLP has served as the independent auditors for the Company since 1979 and completed the audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2003. Effective March 18, 2004, the Audit Committee determined not to renew the engagement of Deloitte & Touche LLP and to appoint KPMG LLP to audit the Company’s consolidated financial statements for the year ending December 31, 2004. The change was the result of a competitive evaluation process involving KPMG LLP and another auditing firm.

Deloitte & Touche LLP’s report on the Company’s 2003 financial statements was issued on February 13, 2004 in conjunction with the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. The audit reports of Deloitte & Touche LLP on the consolidated financial statements of the Company as of and for the years ended December 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that the audit report for 2002 and 2003 contained a modification related to a change in the Company’s method of accounting for amortization of goodwill in accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets, and the audit report for 2003 also contained a modification related to the restatement of the Company’s December 31, 2002 consolidated balance sheet in accordance with Emerging Issues Task Force Issue No. 95-22, “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that Include both a Subjective Acceleration Clause and a Lock-Box Arrangement.”

During the Company’s two most recent years ended December 31, 2003, and the subsequent interim period through March 9, 2004, there were no disagreements between the Company and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure (within the meaning of Item 304(a)(1)(iv) of Regulation S-K) and there were no reportable events (as defined by Item 304(a)(1)(v) of Regulation S-K).

During the Company’s two most recent years ended December 31, 2003, and the subsequent interim period through March 9, 2004, neither the Company nor anyone on its behalf consulted with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Representatives of Deloitte & Touche LLP, our independent auditors for fiscal 2003, are not expected to be present at the annual meeting. Representatives of KPMG LLP, our proposed independent auditors for fiscal 2004, are expected to be present at the annual meeting and available to respond to appropriate questions. Such representatives also will have the opportunity, should they so desire, to make any statements to the stockholders that they deem appropriate.

Unless otherwise directed by the stockholders, proxies will be voted for approval of the selection of KPMG LLP to audit the books and accounts of the Company for the fiscal year ending December 31, 2004. In the event that the approval of the appointment of KPMG LLP as the independent auditors for the Company is not obtained at the Annual Meeting, the Board of Directors will reconsider its appointment.

Recommendation

The Board of Directors recommends a vote FOR approval of the selection of KPMG LLP as independent auditors for the Company for 2004. Approval of the selection of auditors requires the affirmative vote of a majority of the votes cast by holders of shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the meeting.

MISCELLANEOUS

Solicitation of Proxies.

This solicitation of proxies for use at the Annual Meeting is being made by the Company, and the Company will bear all of the costs of the solicitation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and fax by directors, officers and employees of the Company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

Incorporation by Reference

The Report on Executive Compensation of the Management Organization and Compensation Committee of the Company, appearing on pages 14 through 18 of this Proxy Statement, will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the

Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference, and the report will not otherwise be deemed filed under such Acts.

Next Annual Meeting; Stockholder Proposals

The Company’s By-Laws provide that the annual meeting of stockholders of the Company will be held on the fourth Monday in April in each year unless otherwise determined by the Board of Directors. Appropriate proposals of stockholders intended to be presented at the 2005 Annual Meeting must be received by the Company for inclusion in the Company’s proxy statement and form of proxy relating to that meeting on or before November 26, 2004. In addition, the Company’s By-Laws provide that if stockholders intend to nominate directors or present proposals at the 2005 Annual Meeting other than through inclusion of such proposals in the Company’s proxy materials for that meeting, then the Company must receive notice of such nominations or proposals no earlier than January 26, 2005 and no later than February 25, 2005. If the Company does not receive notice by that date, then such proposals may not be presented at the 2005 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSAL 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR proposal 2.

1. Election of Directors			NOMINEES:

FOR all nominees listed to the right (except as marked to the contrary)		WITHHOLD AUTHORITY to vote for all nominees listed to the right	01 E. Thayer Bigelow, Jr. 02 Grant W. Bruce 03 Richard S. Forté

☐		☐	For, except vote withheld from the following nominee(s):

2. Approval of KPMG as independent auditors for the Company for 2004.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

SIGNATURE	SIGNATURE	DATE	, 2004

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/hbp		Telephone 1-800-435-6710		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

PROXY

HUTTIG BUILDING PRODUCTS, INC.

ANNUAL MEETING OF STOCKHOLDERS APRIL 26, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned does hereby appoint and constitute Michael A. Lupo, Thomas S. McHugh and Nick H. Varsam, and each of them, true and lawful agents and proxies of the undersigned, with power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendation, all shares of Huttig Building Products, Inc. held of record by the undersigned at the close of business on February 26, 2004 at the Annual Meeting of Stockholders of Huttig Building Products, Inc. to be held in the Elm Meeting Room at the Westin Stamford Hotel, One First Stamford Place, Stamford, Connecticut, on Monday, April 26, 2004 at 2:00 p.m., Eastern Daylight Time, or at any adjournment or postponement thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number or the Internet as instructed on the reverse side.

Address Change/Comments (Mark the corresponding box on the reverse side)

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